Exhibit 10.14

ETSY, INC.

MANAGEMENT CASH INCENTIVE PLAN

(AS ADOPTED EFFECTIVE MARCH 4, 2015)

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ARTICLE 8.	LEGAL CONSTRUCTION	8
8.1	Severability	8
8.2	Requirements of Law	8
8.3	Governing Law	8
8.4	Captions	8

Appendix A Performance Metrics		9

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ETSY, INC.

MANAGEMENT CASH INCENTIVE PLAN

ARTICLE 1. BACKGROUND AND PURPOSE

1.1 Effective Date. The Plan was adopted by the Committee on the date set forth above, became effective immediately, and is subject to approval by the Company’s stockholders.

1.2 Purpose of the Plan. The Plan is intended to motivate Participants to achieve excellent short- and long-term performance for the Company.

ARTICLE 2. DEFINITIONS

The following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context:

2.1 “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to increase, eliminate or reduce the award and under Section 3.6 to adjust the results under Performance Goals.

2.2 “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period.

2.3 “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.

2.4 “Base Salary” means, as to any Performance Period, the actual salary earned by a Participant during the Performance Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Company-sponsored plans or Affiliate-sponsored plans.

2.5 “Board” means the Company’s Board of Directors.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Compensation Committee of the Board.

2.8 “Company” means Etsy, Inc., a Delaware corporation, or any successor thereto.

2.9 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.

2.10 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

2.13 “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Committee.

2.15 “Performance Goals” means the goal(s) determined by the Committee to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Committee. For Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, such criteria shall be based on one or more of the performance metrics set forth in Appendix A attached to the Plan.

2.16 “Plan” means this Etsy, Inc. Management Cash Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.17 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, as applicable, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.18 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, disability, retirement or the disaffiliation of an Affiliate, but excluding a transfer from the Company to an Affiliate or between Affiliates.

ARTICLE 3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee shall determine the Participants for any Performance Period. The Committee also may designate as Participants one or more individuals (by name, position or management level) who become Employees during a Performance Period. Participation in the Plan for Senior Vice Presidents and above is in the sole discretion of the Committee and shall be determined Performance Period by Performance Period. Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period. For awards intended to qualify as performance-based compensation under Section 162(m) of the Code, Participants shall be designated no later than the earlier of (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed. A newly hired or newly eligible employee may be designated as a Participant and eligible to receive a pro-rated Award (based on the number of days such employee is eligible for an Award during the Performance Period) if the date such employee becomes eligible to participate in the Plan is no later than the date on which 75% of the Performance Period has elapsed.

3.2 Determination of Performance Goals. The Committee shall establish the Performance Goals for each Participant for the Performance Period. For Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Performance Goals shall be established no later than the earlier of (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed. Such Performance Goals shall be set forth in writing and, for Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, shall be based on one or more of the performance metrics set forth in Appendix A attached to the Plan. Any criteria used may be measured (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of the Company as a whole or against particular segments or products of the Company and/or (e) on a pre-tax or after-tax basis. Any Performance Goal may be measured on a basis other than generally accepted accounting principles. To the extent an Award is intended to qualify as performance-based compensation under Section 162(m) of the Code, the outcome of the Performance Goals shall be substantially uncertain at the time the Performance Goals are established.

3.3 Determination of Target Awards. The Committee shall establish a Target Award for each Participant for each Performance Period prior to, or reasonably promptly following the commencement of such Performance Period (and for Awards intended to qualify as performance-based compensation under Section 162(m), no later than the earlier of (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed. Such Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. The Committee shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals and (e) be determined prior to, or reasonably promptly following the commencement of, such Performance Period (and, for Awards intended to qualify as performance-based compensation under Section 162(m), no later than the earlier of (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed).

3.5 Determination of Actual Awards. After the end of each Performance Period the Committee shall certify the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. To the extent an Award is intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee’s certification shall be in writing, and shall include the extent to which the applicable performance Goals have been achieved and the Actual Award. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Any contrary provision of the Plan notwithstanding, the Committee may (a) reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula, (b) increase an Actual Award that otherwise would be payable under the Payout Formula and is not intended to qualify as performance-based compensation under Section 162(m) of the Code or (c) determine whether or not any Participant will receive an Actual Award in the event that the Participant incurs a Termination of Employment before such Actual Award is to be paid pursuant to Section 4.2. Unless otherwise determined by the Committee or set forth in Section 4.4, a Participant must be an active employee in good standing on the date of payment in order to receive payment of an Actual Award.

3.6 Adjustments. The Committee may adjust the results under any Performance Goal to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) mergers or acquisitions, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, (g) statutory adjustments to corporate tax rates, or (h) any other extraordinary, unusual or non-recurring items; provided that, to the extent an Award is intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be made if the effect would be to cause such Award to fail to so qualify.

3.7 Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, to the extent permissible by applicable law, the Participant will be eligible to receive only a pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when the Participant was on leave.

ARTICLE 4. PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.

4.2 Timing of Payment. Subject to Section 3.5, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the later of the calendar or Company fiscal year (as applicable) in which the Participant becomes vested in such payment.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies during a Performance Period, then the Participant’s designated beneficiary or, if no beneficiary has been designated, the administrator or representative of his or her estate shall be paid a pro-rated portion (based on the number of days in the Performance Period prior to the Participant’s termination of employment due to death) of the Actual Award, if any, that the Participant would have been entitled to receive had the Participant remained employed through the payment date. If a Participant dies after the end of a Performance Period but before receiving the Actual Award, if any, for such Performance Period , then the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate shall be paid the Actual Award, if any, that the Participant would have been entitled to receive had the Participant remained employed through the payment date. Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by the Company prior to the Participant’s death. Any payment pursuant to this Section 4.4 shall be made at the same time and in the same manner as Actual Awards are paid to other Participants for the applicable Performance Period.

ARTICLE 5. ADMINISTRATION

5.1 Committee Authority. The Plan shall be administered by the Committee, subject to Section 5.3, which shall consist of at least two members, all of whom are “outside directors” as defined in Section 162(m) of the Code. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

5.2 Decisions Binding. All determinations and decisions made by the Committee, the Board or any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

5.3 Delegation by the Committee. The Committee, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company, however, the Committee may not delegate its responsibility to (a) make Awards to executive officers, (b) make Awards that are intended to constitute qualified performance-based compensation under Section 162(m) of the

Code, or (c) certify the satisfaction of the Performance Goals pursuant to Section 3.5 applicable to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, in each case, other than to a committee of the Board, consisting of at least two members, all of whom are “outside directors” as defined in Section 162(m) of the Code.

5.4 Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

ARTICLE 6. GENERAL PROVISIONS

6.1 Maximum Amount Payable. The maximum amount payable under any individual Actual Award shall not exceed $7,500,000.

6.2 Tax Withholding. The Company or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award, including any federal, state, local or other taxes.

6.3 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.4 No Effect on Other Benefits. Except as expressly set forth in a Participant’s employment agreement with the Company, any Actual Awards under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Pay or any other payment to be made by the Company to such Participant.

6.5 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of the Company or such Affiliate, or any similar transaction.

6.6 Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.4. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Stockholder Approval. This Plan shall be effective upon approval by the Company’s stockholders.

6.8 Section 162(m). It is the intent of the Company that the Plan and the Awards made under the Plan to participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Committee so that certain provisions of the Plan or any Award intended to qualify as performance-based compensation under Section 162(m) of the Code are only applicable to such Awards.

6.9 Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

6.10 Section 409A. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

ARTICLE 7. DURATION, AMENDMENT AND TERMINATION

7.1 Duration of the Plan. The Plan shall commence on the date specified herein and shall remain in effect thereafter until terminated pursuant to Section 7.2.

7.2 Amendment, Suspension or Termination. The Board or the Committee may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the Company’s stockholders. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to an Award allocated prior to such amendment, suspension or termination. No award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 8. LEGAL CONSTRUCTION

8.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.2 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.

8.3 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of New York, without regard to their conflict-of-law provisions.

8.4 Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX A

PERFORMANCE METRICS

The Committee may establish Performance Goals derived from the following metrics for Awards intended to qualify as performance-based compensation under Section 162(m) of the Code:

•	Budget performance

•	Buyer acquisition, retention and/or growth

•	Cash flow

•	Cash flow return on investment

•	Comparisons with various stock market indices

•	Costs & expenses, including reduction of both.

•	Earnings or earnings per share (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes and depreciation, or earnings before interest, taxes, depreciation and amortization, including adjusted measures)

•	Employee satisfaction and/or retention

•	Free cash flow or free cash flow per share

•	Gross margin

•	Gross profits

•	Headcount

•	Market share

•	Net income (before or after taxes)

•	Operating income or EBIT (Earnings before Interest and Taxes) on a GAAP or non-GAAP basis

•	Operating or EBIT margin

•	Return on assets, investment or capital employed

•	Return on equity or average stockholders’ equity

•	Revenue (gross or net)

•	GMS (Gross Merchandise Sales)

•	Seller acquisition, retention and/or growth

•	Member satisfaction

•	Stockholders’ equity

•	Stock price return relative to market indices and/or peer group

•	Total stockholder return

•	Working capital